UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Esmark Comments on Wheeling-Pittsburgh Corporation’s

Shareholders’ Rights

Calls on Wheeling-Pitt to Reveal Details of Any CSN Proposal and Give its Shareholders

the Right to Vote on Proposal

Esmark Confirms Filing of Preliminary Proxy Statement for Wheeling-Pittsburgh

Corporation Annual Meeting, Initiating First Official Step to Install New Directors

Committed to the Rights of Wheeling-Pitt Shareholders

Esmark to Host Investor Meeting in New York City at 10 am ET on Wednesday, July 26,

2006 with Dial-In and Web Access – Detail’s Below

CHICAGO, July 24, 2006 – Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, today confirmed that it filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on July 21, 2006 for the next Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) annual meeting. The preliminary proxy statement presents the qualifications of a slate of nine previously identified, highly-qualified directors, for which Esmark seeks Wheeling-Pitt shareholder support.

“We are proud of the talented and diverse slate of industrial, financial and academic leaders we will bring to Wheeling-Pitt’s shareholders,” said James Bouchard, Esmark’s Chairman and Chief Executive Officer. “These independent and highly-qualified outside directors will act in the best interest of all Wheeling-Pitt shareholders by considering our plan to merge the companies, invest in their infrastructure, and take other actions to enhance value for shareholders.”

Esmark is not objecting to the re-election of the two United Steelworkers (“USW”) representatives on the board.

The preliminary proxy statement notes that Wheeling-Pitt’s performance has been plagued by ongoing operational issues, high costs, legal problems and consistently missed earnings expectations under its current leadership. It also outlines Esmark’s previously disclosed proposal to merge Esmark and Wheeling-Pitt in a combination that would provide superior value to Wheeling-Pitt’s shareholders. The preliminary proxy statement proposes several amendments to Wheeling-Pitt’s by-laws to ensure that the will of the shareholders expressed at the annual meeting is carried out.

Esmark President and Chief Financial Officer Craig T. Bouchard said, “We believe Wheeling-Pitt’s shareholders are entitled to complete and accurate information about any ‘strategic alliance’ with CSN and should vote on the strategic alternatives before the company. Given the actions of company to date, we also believe that the executive management team may be attempting to structure an alliance with CSN outside the oversight of the Wheeling-Pitt shareholders and the United Steelworkers.

“We have spent six months in discussions with the USW about ways that we can invest in the company’s facilities and in its labor force. We have also discussed increased support for the Wheeling-Pitt retirees. In addition, we have been advised by the USW leadership that it supports Esmark’s merger proposal. Attempts by the Wheeling-Pitt executive management team or its board of directors to negotiate a ‘strategic alliance’ with CSN that does not take into account the interests and approval of Wheeling-Pitt shareholders or the USW would, in our opinion, be inconsistent with its shareholders’ rights, the Union’s rights under the collective bargaining agreement, and the board’s fiduciary duties.”

Last week, Wheeling-Pitt Chairman, CEO and President James Bradley stated that the Wheeling-Pitt management and board favor a yet to be disclosed transaction with CSN (NYSE: SID). On July 20th, CSN “confirmed it is in advanced negotiations to establish a strategic alliance with Wheeling-Pittsburgh Steel Corporation.”

Craig Bouchard continued, “Since our proposed plan makes it clear that existing Wheeling-Pitt directors James G. Bradley and Paul J. Mooney will not have management positions in the combined company, we believe that these two individuals are personally interested in a CSN transaction. As such, we believe that they should recuse themselves from any negotiations or board decisions on these matters.”

Esmark will host an investor meeting in New York City on Wednesday, July 26, 2006 at 10 am ET at The Waldorf=Astoria Hotel. The Waldorf=Astoria Hotel is located at 301 Park Avenue (between 49th and 50th Streets). Those unable to attend in-person can participate via phone by dialing (877) 497-0491 (U.S. and Canadian callers) or (706) 679-0330 (international callers) and using the confirmation code 3482968. In addition, Esmark will hold a live Web cast of the presentation at www.esmark.com and wsw.com/webcast/cc/Esmark.

Esmark, together with the other participants indicated below, filed a preliminary proxy statement with the SEC on July 21, 2006 relating to the solicitation of proxies for the election of a slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt, which has not yet been scheduled. Esmark’s preliminary proxy statement contains information on the participants in Esmark’s solicitation and their interests in Wheeling-Pitt. Esmark and the other participants intend to file a definitive proxy statement and accompanying proxy card with the SEC. Esmark urges Wheeling-Pitt shareholders to read the definitive proxy statement in its entirety when it becomes available because it will contain important information. When filed, the definitive proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the definitive proxy statement without charge upon request made to Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark, the Bouchard Group, L.L.C., Franklin Mutual Advisers, LLC and certain of its directors and officers, James P. Bouchard, Craig T. Bouchard, Albert G. Adkins, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com.

This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com

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